Putnam Global Natural Resources Fund August 31, 2007 Annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2007, Putnam Management has
assumed $373 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A		5,996
Class B		541
Class C		107

72DD2 (000s omitted)
Class M		64
Class R		29
Class Y		212

73A1
Class A		0.4214
Class B		0.1484
Class C		0.1494

73A2
Class M		0.2644
Class R		0.3704
Class Y 	0.5004

74U1 (000s omitted)
Class A		15,850
Class B		2,984
Class C		732

74U2 (000s omitted)
Class M		271
Class R		163
Class Y 	493

74V1
Class A		35.18
Class B		32.93
Class C		33.46

74V2
Class M		34.22
Class R		34.87
Class Y 		35.26

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.